Exhibit (d)(2)(b)

                           HARRIS INSIGHT FUNDS TRUST

                    AMENDMENT TO INVESTMENT ADVISORY CONTRACT

     This amendment between Harris Insight Funds Trust, a Massachusetts Business Trust (the "Trust"), and Harris Investment Management, Inc., a Delaware Corporation (the "Adviser"), is entered into as of October 29, 2002 and amends the Investment Advisory Contract between the parties dated April 28, 2000, as heretofore amended (the "Investment Advisory Contract").

                                    RECITALS

     A. The Trust originally entered into the Investment Advisory Contract with Harris Trust and Savings Bank, and that contract was assumed by Adviser as successor investment adviser on April 30, 2001.

     B. The parties wish to amend the Investment Advisory Contract to recognize expressly the authority of the Adviser to exercise voting rights and take other corporate actions.

                                    AGREEMENT

     In consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties agree that the Investment Advisory Contract is further amended by adding the following sentence at the end of section 2(a) of that contract;

            The Adviser shall determine the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to Trust's portfolio securities shall be exercised and shall have the right to exercise any and all of those rights, except as otherwise directed by the Board of Trustees.

     The parties have executed and delivered this amendment as of the date first above written.

                             HARRIS INSIGHT FUNDS TRUST

                             BY:  /S/ PETER P. CAPACCIO
                             NAME:  PETER P. CAPACCIO
                             TITLE: PRESIDENT

                             HARRIS INVESTMENT MANAGEMENT, INC.

                             BY:  /S/ WILLIAM O. LESZINSKE
                             NAME:  WILLIAM O. LESZINSKE
                             TITLE: PRESIDENT